United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 24, 2002

SBC COMMUNICATIONS INC.

A Delaware Corporation

Commission File No. 1-8610

IRS Employer No. 43-1301883

175 E. Houston, San Antonio, Texas 78205

Telephone Number (210) 821-4105

Item 5. Other Events

SBC Moves To Product-Based Revenue Categories

SAN ANTONIO, June 24, 2002 — To provide investors a simpler, clearer presentation of its wireline revenues, closely aligned with how it currently manages its businesses, SBC Communications will move to product-based revenue categories starting with its second-quarter 2002 financial statements, scheduled for release on July 23.

As a convenience to analysts and investors who may want to revise their historical models in advance of second quarter earnings, SBC today is making available quarterly financial statements for the past two years with the new revenue categories. The statements are available on SBC’s web site at www.sbc.com/investor_relations. (This web site address is for information only and is not intended to be an active link or to incorporate any web site information into this document.)

The new format represents a straightforward transition from revenue definitions developed before divestiture, when the business was primarily voice, to product-based revenue categories. This better reflects the way management currently views the business. The changes involve no restatements of any financial results. SBC’s consolidated revenue totals remain unchanged; the new format modifies only supporting revenue-category detail in the wireline segment. SBC’s segments — wireline, wireless, directory and international — remain unchanged.

The new format presents data revenues as a line item and provides a cleaner, product-based distinction between data and voice revenues. Descriptions of the new wireline revenue categories are as follows:

• The Voice category contains retail and wholesale access lines, switched access, vertical services, inside wire maintenance, UNE loops, coin, and other miscellaneous voice products.

• The Long Distance Voice category captures all voice interLATA and intraLATA revenues, including calling card and 800 services.

• Data revenues include the same product categories as in the past — transport, advanced services such as e-services and network integration, and data CPE. In addition, data revenues now capture new products such as GigaMAN, an Ethernet-based service that provides high-bandwidth links within metro areas, and VPOP-DAS (Virtual Point of Presence-Dial Access Service), which provides Internet service providers and enterprise customers more efficient and flexible dial-up access. Data revenues also now include EUCL (end user common line) charges for ISDN, matching this regulatory revenue stream with corresponding product revenues, and analog private line service, circuits typically used for telemetry applications such as equipment and alarm monitoring.

Statements of Operating Revenues (Normalized)
Wireline Operations
Dollars in Millions

Three Months Ending
Operating Revenues	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01	3/31/02
Voice	$6,722	$6,805	$6,766	$6,656	$6,681	$6,795	$6,665	$6,534	$6,346
Long-Distance Voice	637	621	640	626	617	601	624	593	591
Data	1,657	1,973	2,186	2,364	2,349	2,420	2,395	2,467	2,391
Other	613	573	505	546	466	518	517	449	453
Total Operating Revenues	$9,629	$9,972	$10,097	$10,192	$10,113	$10,334	$10,201	$10,043	$9,781

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SBC Communications Inc.
/s/ Randall Stephenson
Randall Stephenson
Senior Executive Vice President
and Chief Financial Officer

June 24, 2002